Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Silence Therapeutics plc of our report dated March 05, 2026 relating to the financial statements, which appears in Silence Therapeutic plc’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/PricewaterhouseCoopers LLP

Reading, United Kingdom

March 05, 2026

PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading, Berkshire, RG1 3JH +44 (0) 118 959 7111

www.pwc.com	PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place,
London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial
Conduct Authority for designated investment business and the Solicitors Regulation Authority for the provision of regulated legal services.